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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                      RREEF ANNOUNCES ON BEHALF OF CALWEST
                            COMPLETION OF ACQUISITION
                            OF CABOT INDUSTRIAL TRUST

Chicago, IL DECEMBER 7 -- RREEF announced today on behalf of CalWest Industrial Properties, LLC (CalWest), that CalWest has completed its acquisition of all of the outstanding shares of Cabot Industrial Trust. CalWest is a joint venture of RREEF and the California Public Employees' Retirement System. The announcement was made by Charles B. Leitner, Principal in charge of Acquisitions for RREEF.

In addition to acting as the real estate investment advisor to CalWest during the acquisition, RREEF will immediately assume both property and portfolio management for Cabot's 41 million square foot portfolio of warehouse, distribution and workspace properties located in 19 principal markets nationwide. This acquisition represents the largest single addition of assets to RREEF's $17.1 billion portfolio in its 26-year history. The industrial portfolio managed by RREEF totals over 130 million square feet.

Tim Keith, Vice President - RREEF, who is responsible for the operations and integration of Cabot into the existing CalWest portfolio said, "The quality of both the employees and the properties is outstanding." A majority of the Cabot employees working in accounting and portfolio and property management will be joining RREEF.

For CalWest, Goldman, Sachs & Co. acted as exclusive financial advisor; Michael
H. Liever, William G. Murray, Jr., Richard V. Smith and Elaine F. Stein of Orrick, Herrington & Sutcliffe LLP acted as its legal advisors; and Darla Longo of CB Richard Ellis in Ontario, CA and Tom Powers of CB Richard Ellis in Cincinnati, OH acted as real estate agents.

"RREEF's experience in all aspects of large real estate acquisitions combined with the expertise of teams at Goldman, Orrick, and CB Richard Ellis to make this transaction possible," said Leitner.

In order to complete its acquisition of Cabot, CalWest's wholly owned subsidiary, Rooster Acquisition Corp., was merged into Cabot earlier today. On Wednesday, December 5, 2001, Rooster purchased approximately 97% of Cabot's outstanding shares for $24.00 per share in cash. These shares had been tendered to Rooster in its previously announced tender offer. As a result of today's merger, each outstanding Cabot share not so purchased has been converted into a right to receive $24.00 per share in cash. Holder's of these shares will be notified shortly of the procedures they must follow in order to receive payment for their shares.

The total value of the acquisition, including assumption of Cabot's debt and preferred securities, is equal to approximately $2.1 billion.


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RREEF manages $17.1 billion in pension fund real estate investments for over 196 corporate, public and international clients. Its activities include private and public market equity investments ranging from core investments to higher return/higher risk holdings, including development.

RREEF has 100 property management offices nationwide and property acquisitions offices in San Francisco, Chicago and New York. For additional information, please visit their web site at www.rreef.com.

CalPERS is the nation's largest public pension fund with assets totaling approximately $151 billion. The System provides retirement and health benefits to more than 1.2 million state and local public agency employees and their families. For further information on CalPERS, please visit the System's web site at www.calpers.ca.gov.

CONTACT:  Cindy Talmadge, RREEF, 312/278-6423.